United States

Securities And Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2013

Dover Motorsports, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 883-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Dover Motorsports, Inc. (NYSE-Symbol: DVD) announced today that it has received notification from the New York Stock Exchange (“NYSE”) that the Company has regained compliance with the NYSE’s continued listing standards. The confirmation of reinstatement is the result of the Company’s performance against a plan submitted to the NYSE and its compliance with the Exchange’s minimum market capitalization standard.

On November 4, 2011, the Company was notified that it had fallen below the NYSE’s continued listing standards which require that either its average global market capitalization be not less than $50 million over a consecutive 30 trading-day period, or its total stockholders’ equity be not less $50 million. Based on the closing price of the Company’s shares as of May 3, 2013, average global market capitalization for the last 30 trading-day period was approximately $75 million.

A copy of our press release is attached hereto as Exhibit 99.1 and hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated May 6, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: May 6, 2013

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated May 6, 2013, issued by Dover Motorsports, Inc.